June 8, 2021 United States Securities and Exchange Commission Washington, DC 20549 USA Gold Reserve Inc. 999 W. Riverside Ave., Suite 401 Spokane, Washington 99201 USA	Exhibit 5.1 Norton Rose Fulbright Canada LLP 222 Bay Street, Suite 3000, P.O. Box 53 Toronto, Ontario M5K 1E7 Canada F: +1 416.216.3930 nortonrosefulbright.com Our reference 1000287173

Dear Sirs/Mesdames:

Gold Reserve Inc. Issuance of Class A Common Shares to 401(k) Plan

We have acted as Alberta counsel to Gold Reserve Inc. (the Company), an Alberta corporation, in connection with the registration statement on Form S-8 (the Registration Statement) filed by the Company under the Securities Act of 1933, as amended, with the U.S. Securities and Exchange Commission relating to the registration of 152,662 Class A Common Shares in the capital of the Company, no par value (Class A Common Shares) issuable to the Company's 401(k) Plan, as amended and restated (the 401(k) Plan).

In rendering this opinion we have examined such corporate records, documents and instruments of the Company and such certificates of public officials, have received such representations from officers of the Company, and have reviewed such questions of law as in our judgment are necessary, relevant or appropriate to enable us to render the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all corporate records, documents and instruments submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed, certified or photostatic copies thereof, and the authenticity of the originals of such conformed, certified or photostatic copies.

Our opinion is expressed only with respect to the laws of the Province of Alberta and the federal laws of Canada applicable in Ontario in effect on the date of this opinion.

Based upon such examination and review and upon representations made to us by officers of the Company, we are of the opinion that the 152,662 Class A Common Shares when issued and upon payment of the subscription price for such shares will be validly issued and outstanding as fully paid and non-assessable shares in the capital of the Company.

We hereby consent to the use of this opinion as an exhibit, and consent to the use of our name in this Registration Statement.

Yours very truly,

Norton Rose Fulbright Canada LLP

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